SIS  BANCORP

-------------------------------------------------------------------------------
                                                              SIS Bancorp, Inc.
                                                               1441 Main Street
                                                          Springfield, MA 01103
March 30, 1998
                                                       Telephone (413) 748-8000

Dear Stockholder:

  You are cordially invited to attend the 1998 Annual Meeting of the Stockholders (the "Annual Meeting") of SIS Bancorp, Inc. (the "Company") to be held on Thursday, May 7, 1998 at 10:00 a.m. local time, at the Springfield Sheraton Hotel, One Monarch Place, Springfield, Massachusetts.

The Annual Meeting has been called for the following purposes:

  1. To elect two Directors for a three-year term;

  2. To approve and adopt the Amended and Restated SIS Bancorp, Inc. Stock Option Plan;

  3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The accompanying Proxy Statement for Annual Meeting of SIS Bancorp, Inc. Shareholders provides detailed information concerning the matters to be voted on at the Annual Meeting. Also, enclosed is the Company's 1997 SEC Form 10-K and 1997 Annual Report to Stockholders, which contain additional information and review of results for the fiscal year ended December 31, 1997.

  It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed postage paid envelope.

  Thank you for returning your proxy. We appreciate the support you have given the Company.

                                          Sincerely,

                                          /s/ John M. Naughton
                                          John M. Naughton
                                          Chairman of the Board

                               SIS BANCORP, INC.

                               1441 MAIN STREET
                       SPRINGFIELD, MASSACHUSETTS 01102
                           TELEPHONE: (413) 748-8000

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON THURSDAY, MAY 7, 1998

                               ----------------

                                                    Springfield, Massachusetts
                                                    March 30, 1998

To the Holders of Common Stock of
SIS Bancorp, Inc.

  Notice is Hereby Given that the Annual Meeting of Stockholders of SIS Bancorp, Inc. will be held at the Springfield Sheraton Hotel, One Monarch Place, Springfield, Massachusetts 01144 at 10:00 a.m. local time on Thursday, May 7, 1998 for the following purposes:

  1. To elect two Directors of SIS Bancorp, Inc., each for a three-year term (PROPOSAL 1);

  2. To approve and adopt the Amended and Restated SIS Bancorp, Inc. Stock Option Plan (PROPOSAL 2); and

  3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on March 11, 1998 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

                                          By Order of the Board of Directors

                                          /s/ Michael E. Tucker
                                          Michael E. Tucker, Esquire
                                          Clerk

REGARDLESS OF HOW MANY SHARES YOU OWN, YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

IF YOU ATTEND THE MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON.

                                  SIS BANCORP
                               1441 MAIN STREET
                       SPRINGFIELD, MASSACHUSETTS 01102

                               ----------------

                                PROXY STATEMENT
                                      FOR
               ANNUAL MEETING OF SIS BANCORP, INC. SHAREHOLDERS
                      TO BE HELD ON THURSDAY, MAY 7, 1998

  The Company:
     SIS Bancorp, Inc.
     1441 Main Street
     Springfield, Massachusetts 01102
     (413) 748-8000

  SIS Bancorp, Inc. ("SIS") is a bank holding company. It conducts business through its two subsidiary banks, Springfield Institution for Savings (operating as "SIS Bank"), Springfield, MA and Glastonbury Bank & Trust Company ("GBT"), Glastonbury, CT.

PURPOSE OF THIS PROXY STATEMENT/1998 ANNUAL MEETING:

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of SIS from the holders of outstanding shares of SIS common stock, par value $.01 per share (the "Common Stock"), for use at the 1998 Annual Meeting of Stockholders of SIS (the "Annual Meeting") to be held on Thursday, May 7, 1998 at 10:00 a.m. local time, at the Springfield Sheraton Hotel, One Monarch Place, Springfield, Massachusetts 01144, and at any adjournments or postponements thereof.

MATTERS TO BE VOTED UPON AT THE 1998 ANNUAL MEETING:

  At the Annual Meeting, shareholders will be asked to:

  . elect two members of the Board of Directors, each for a three-year term (Proposal One);

  . approve and adopt the Amended and Restated SIS Bancorp, Inc. Stock Option Plan (the "Amended and Restated Plan") (Proposal Two); and

  . transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  This Proxy Statement, together with the accompanying Notice of Annual Meeting and proxy card, are first being mailed to stockholders on or about March 30, 1998.

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

  Stockholders of SIS are requested to complete, sign, date and return the accompanying proxy card in the enclosed envelope. The following summary contains information that should be reviewed by all stockholders in connection with the Annual Meeting. Please refer to the detailed discussion of Proposal One and Proposal Two contained in this Proxy Statement for a more complete description of the matters to be considered and voted upon at the Annual Meeting.

  . Record Date: The Board of Directors has set March 11, 1998 as the Record Date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting.

  . Outstanding Shares: As of March 6, 1998, the most recent practicable date, there were approximately 1,599 holders of record of 6,957,987 shares of the Common Stock outstanding which would be entitled to vote at the Annual Meeting.

  . Quorum: A majority of the outstanding shares of the Common Stock present in person or by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Each share of the Common Stock will be accorded one vote.

  . Required Vote: A plurality of the votes cast at the Annual Meeting is required to elect the Directors in Proposal One. A majority of the votes cast at the Annual Meeting is required to approve the Amended and Restated Plan in Proposal Two.

  . Tabulation of Votes: Shareholders' votes will be tabulated by the persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Abstentions and broker non-votes will be treated as shares that are present, or represented, for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will not be counted as "votes cast" at the Annual Meeting, and, therefore, will have no effect on either the election of Directors or stockholder approval of the Amended and Restated Plan. A "broker non-vote" is a proxy from a broker or other nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote the shares which are the subject of the proxy on a particular matter with respect to which the broker or other nominee does not have discretionary voting power.

  . Actions requested of Stockholders: You are requested to complete, sign, date and return the accompanying proxy card in the enclosed return envelope. Shares represented by proxies in the enclosed form will be voted as stockholders direct in their properly executed proxy card. Properly executed proxies that contain no directions to the contrary will be voted in favor of the election of the two nominees of the Board of Directors to serve as Directors of SIS (Proposal One) and for the approval and adoption of the Amended and Restated Plan (Proposal Two).

  . Other Business: At the time of preparation of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If other business should come before the Annual Meeting, the persons named as proxies have discretionary authority to vote the shares subject to such proxies according to their best judgment.

  . Revocation of Proxy: A shareholder who executes a proxy card may revoke it at any time before it has been exercised by (i) delivering a revocation in writing to the Clerk of SIS, Michael E. Tucker, at the address listed above, (ii) delivering a later-dated proxy or (iii) by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy.

  . Cost of Proxy Solicitation: The cost of soliciting proxies in the form enclosed herewith will be borne by SIS. The solicitation of proxies by mail may be followed by telephonic or other oral solicitation of certain stockholders by officers or regular employees of SIS. SIS has also retained Morrow & Co., Inc. to assist in the solicitation of proxies. SIS has agreed to pay Morrow & Co., Inc. a fee of approximately $5,000.00 for services, and to reimburse Morrow & Co., Inc. for its reasonable expenses incurred in connection with the solicitation of stockholders.

                PROPOSAL ONE--ELECTION OF A CLASS OF DIRECTORS

  . Proposal to Elect Two Directors: At the Annual Meeting, two (2) directors will be elected, each for a three year term. Unless otherwise specified on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named below as nominees.

  . Number of Directors: Under the By-Laws of SIS, the number of Directors shall be set by a majority vote of the entire Board of Directors. This number has been set by the Board at eight (8). Under the Articles of Organization and By-Laws of SIS, this number shall be divided into three classes, as nearly equal in number as possible, with the Directors in each class serving a term of three years and until their respective successors are duly elected and qualified, or until his or her earlier resignation, death or removal. As the term of one class expires, a successor class is elected at the annual meeting of stockholders for that year. At the Annual Meeting, there are two (2) Directors to be elected to serve until the 2001 annual meeting of SIS's stockholders and until their respective successors are duly elected and qualified, or until his or her earlier resignation, death or removal.

  . It is intended that, if no contrary specification is made, the persons named as proxies shall vote for the nominees named below. The Board of Directors believes that all of the nominees will be available and able to serve as Directors, but if for any reason any of the nominees named below should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute or substitutes. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A PLURALITY OF THE SHARES OF THE COMMON STOCK VOTED AT THE ANNUAL MEETING IS REQUIRED TO ELECT THE NOMINEES AS DIRECTORS.

  . OUR RECOMMENDATIONS TO SHAREHOLDERS: THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE TWO (2) NOMINEES LISTED BELOW.

INFORMATION REGARDING DIRECTORS AND NOMINEES

  The following table sets forth certain information as of December 31, 1997 for each of the two nominees for election as Directors at the Annual Meeting and for those continuing Directors whose terms expire at the annual meetings of SIS's stockholders in 1999 and 2000. Each individual has been engaged in his or her principal occupation for at least five years, except as otherwise indicated.

                              DIRECTOR OR
NAME, AGE & PRINCIPAL           TRUSTEE   EXPIRATION OF CURRENT     POSITION HELD
OCCUPATION                     SINCE(1)      THREE YEAR TERM        WITH COMPANY
---------------------         ----------- ---------------------- -------------------
                                   NOMINEES

Charles L. Johnson, 59           1983     1998--Nominee for term Director
 Consultant--Associated                   to expire in Year 2001
 Energy Managers, investment
 management firm(2)
F. William Marshall, Jr., 55     1993     1998--Nominee for term Director, President
 President & CEO, SIS and                 to expire in Year 2001  and Chief
 SIS Bank(3)                                                      Executive Officer

                             CONTINUING DIRECTORS

Thomas O'Brien, 58               1996              1999          Director
 Dean, School of Management
 University of Massachusetts
William B. Hart, Jr., 54         1996              1999          Director
 President, the Dunfey
 Group, an investment
 corporation
Stephen A. Shatz, 55             1986              1999          Director
 Attorney, partner in Shatz,
 Schwartz & Fentin, P.C.
Sr. Mary Caritas (Geary),        1980              2000          Director
 S.P., 74 Retired, former
 President & CEO of Mercy
 Hospital
John M. Naughton, 61             1991              2000          Chairman of the
 Retired, former Executive                                        Board of Directors
 Vice President,
 Massachusetts Mutual Life
 Insurance Co.
Ronald E. Bourbeau, 59           1997              2000          Director
 Owner, Yankee Boat Yard &
 Marina, Inc., Treasurer,
 Northeast Yacht Sales(4)

--------
(1) Each of the present Directors (including the named nominees) of SIS listed above with service as a Director prior to 1996 was also a Director of SIS Bank prior to the reorganization of SIS Bank into a holding company structure in June 1996 (the "Reorganization"). Any service noted prior to 1995 indicates the Director was a Trustee of SIS Bank before SIS Bank converted from mutual to stock form in February 1995.
(2) Prior to June, 1995, Mr. Johnson was the Associate Treasurer of Smith College, Northampton, MA. He is also a Visiting Professor at Mount Holyoke College, South Hadley, MA.
(3) Prior to joining SIS Bank in 1993, Mr. Marshall served as Chairman and Chief Executive Officer of the Bank of Ireland First Holdings, Inc. and First NH Bank. Mr. Marshall is also on the board of MML Series Investment Fund and Mass Mutual Institutional Funds, which are investment companies registered under the Investment Company Act of 1940.
(4) Mr. Bourbeau joined the Board in connection with the acquisition of GBT by SIS on December 17, 1997. Mr. Bourbeau is currently the Chairman of the Board of Directors of GBT and has served as a director of GBT since 1977.

STOCK OWNED BY DIRECTORS AND MANAGEMENT

  The following table sets forth information as of January 31, 1998 with respect to the shares of the Common Stock beneficially owned by each director, nominee for director and each of the executive officers named in the Summary Compensation Table at page 8 below (the "Named Executive Officers"), and by all directors and executive officers as a group. The number also includes shares that these persons have the right to acquire within 60 days of January 31, 1998 through the exercise of options that are either currently vested or will become vested within such time period (see below).

                                    AMOUNT AND NATURE OF    PERCENT OF COMMON
  NAME AND POSITION(S) WITH SIS    BENEFICIAL OWNERSHIP(1) STOCK OUTSTANDING(2)
  -----------------------------    ----------------------- --------------------
Ronald E. Bourbeau--Director......        133,069                  1.91%
Sister Mary Caritas (Geary),
 S.P.--Director...................          6,715  (3)                *
John M. Naughton--Director,
 Chairman of the Board of SIS.....         21,000                     *
Charles L. Johnson--Director......          9,840                     *
F. William Marshall, Jr.--
 Director, President & CEO of
 SIS..............................        114,899.8(4)             1.65%
Thomas O'Brien--Director..........          8,133                     *
William B. Hart, Jr.--Director....          6,120  (5)                *
Stephen A. Shatz--Director........         20,790  (6)                *
John F. Treanor--Executive Vice
 President, Chief Operating
 Officer, Treasurer & Chief
 Financial Officer of SIS.........         54,151.8                   *
Frank W. Barrett--Executive Vice
 President of SIS.................         57,270.8(7)                *
J. Gilbert Soucie--Vice Chairman
 of SIS, President & CEO of GBT...         40,189                     *
Gilbert F. Ehmke--Senior Vice
 President of SIS.................         21,016.8                   *
All Nominees, Continuing
 Directors, Named Executive
 Officers and all other executive
 officers as a group (21
 persons).........................        690,369.7(8)             9.93%

--------
(1) Unless otherwise noted in the footnotes to this table, each of the nominees, continuing Directors and Named Executive Officers have sole voting and investment power over the shares of Common Stock beneficially owned by them. The number reported includes shares, both vested and unvested, of Restricted Stock which were granted through the SIS Director and Management Restricted Stock Plans. The number also includes the following number of shares that the above listed Directors and/or officers have the right to acquire within 60 days of January 31, 1998 through the exercise of options granted pursuant to SIS's Director and Management Stock Option Plans: Sr. Mary Caritas--2,640 shares; Mr. Hart--1,320 shares; Mr. Johnson--2,640 shares; Mr. Naughton--4,000 shares; Mr. O'Brien--1,320 shares; Mr. Marshall--55,840 shares; Mr. Shatz--2,640 shares; Mr. Treanor--32,000 shares; Mr. Barrett--32,000 shares; Mr. Ehmke--11,700 shares. The number also includes the following shares allocated to the Named Executive Officers under SIS's Employee Stock Ownership Plan: 2,037.8 shares for each of Messrs. Marshall, Treanor, and Barrett and 1,216.3 shares for Mr. Ehmke. Mr. Soucie was not eligible for ESOP allocation for 1997.
(2) * indicates less than 1.00% of SIS's outstanding shares of Common Stock.
(3) Includes 1850 shares owned jointly with Sr. Marie Thaddeus.
(4) Includes 4522 shares owned jointly with his spouse.
(5) Includes 600 shares owned by Mr. Hart's spouse as to which Mr. Hart disclaims beneficial ownership.
(6) Includes 12,500 shares owned by Mr. Shatz jointly with his spouse and 3,000 shares owned solely by his spouse.
(7) Includes 625 shares held by Mr. Barrett's children.
(8) Reflects the inclusion in the calculation of all (i) 248,540 shares that this group has the right to acquire within 60 days through the exercise of options granted pursuant to SIS's Director and Management Stock Option Plans and (ii) 15,911.7 shares allocated to all executive officers (including the Named Executive Officers) as a group under SIS's Employee Stock Ownership Plan.

BOARD OF DIRECTORS AND COMMITTEES MEETINGS

  Board of Directors: The Board of Directors of SIS consisted of the following eight (8) individuals as of December 31, 1997: John M. Naughton (Chairperson), Ronald E. Bourbeau, Sister Mary Caritas (Geary) S.P., William B. Hart, Jr., Charles L. Johnson, F. William Marshall, Jr., Thomas O'Brien, and Stephen A. Shatz. The Directors of SIS met 11 times in 1997.

  Each of the committees of the Board of Directors of SIS is described below. No Director attended fewer than 75% of the total number of applicable Board of Director meetings held during its 1997 fiscal year and the total number of meetings held by committees on which he or she served during that time.

  Executive Committee. SIS's Executive Committee is currently made up of the entire Board of Directors of SIS, which are as listed above. This committee meets on an as-needed basis between regular board meetings to generally exercise control and supervision in all matters pertaining to the interests of SIS, subject at all times to the direction of the full Board.

  Audit Committee. The Audit Committee of SIS consisted of the following three individuals: Sister Mary Caritas (Geary) S.P. (Chairperson), Charles L. Johnson, and William B. Hart, Jr. This committee meets at least quarterly to review and audit functions in asset quality, corporate controls, corporate governance, and financial reporting controls. The SIS Audit Committee met 4 times in 1997.

  Compensation Committee. The Compensation Committee of SIS consisted of the following three outside Directors: Thomas O'Brien (Chairperson); John M. Naughton and Sr. Mary Caritas (Geary) S.P. The Compensation Committee meets on at least a semi-annual basis to exercise a broad oversight of human resource strategies, to examine and analyze the competitiveness of compensation programs, including short- and long-term incentive programs, and to review and consider proposed stock option allocations and restricted stock grants. The SIS Compensation Committee met 4 times in 1997.

  Nominating Committee. SIS's Nominating Committee consisted of the following two outside Directors: John M. Naughton and Stephen A. Shatz. This committee meets as needed to identify, with the approval of the full Board of Directors, candidates for Directors to be elected at each annual meeting of stockholders and also to consider stockholder proposals for such nominations. This Committee did not meet during 1997.

  For information regarding procedures for submitting stockholder proposals, including director nominations, see "STOCKHOLDER PROPOSALS." at page 23.

COMPENSATION FOR DIRECTORS

  Directors' Fees. The members of SIS's Board of Directors receive an annual retainer of $2,500. Directors are also paid $400 for each Board meeting and committee meeting attended, and if a Director attends more than one committee meeting immediately following the previous meeting on the same day, the initial meeting fee is $400 and the additional meeting fee is $200. The Chairperson of each committee receives an additional $150 for each meeting attended. There is also a pro-rata deduction for any director's meetings not attended by a director. Directors who also sit on a subsidiary bank's board of directors also receive a retainer and per meeting fee from that subsidiary bank as follows: (i) Directors of SIS Bank receive a retainer of $7,500 (except the chairman who receives $10,000) and $400 per meeting; (ii) Directors of GBT receive a retainer of $2,500 and $400 per meeting. Directors who are employees of SIS or its subsidiaries are not eligible to receive any fees otherwise paid to Directors.

  Stock Option Grants to Directors. Under the terms of the current SIS Director Stock Option Plan, each non-employee Director who was a director of SIS Bank prior to the Reorganization, has been granted an option to acquire 6,600 shares of the Common Stock (except that the Chairman of the Board was granted an option to acquire 10,000 shares) at the market price at the close of business on the effective date of the grant. Also under the current Director Stock Option Plan new non-employee Directors of SIS may receive options for up to 6,600 shares, subject to the availability of options. The option exercise price of options granted under the Director Stock Option Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant of the option, as determined in accordance with the Director Stock Option Plan. Subject to stockholder approval of Proposal Two, future grants of options to all Directors, including non-employee Directors, would be subject to the terms of the Amended and Restated Plan in lieu of the foregoing terms currently contained in the Director Stock Option Plan.

  Restricted Stock Grants to Directors. Under the terms of the SIS Director Restricted Stock Plan, each non-employee Director who was a director of SIS Bank prior to the Reorganization, has been granted 2,200 shares of restricted Common Stock (except that the Chairman of the Board was granted 3,500 shares of restricted Common Stock). Also under the Director Restricted Stock Plan new non-employee Directors of SIS may be awarded up to 2,200 shares of restricted Common Stock, subject to the availability of shares of such restricted Common Stock.

EXECUTIVE OFFICERS OF SIS BANCORP, INC.

  The following table sets forth certain information regarding the executive officers of SIS as of January 31, 1998. Each individual has occupied his or her office for at least the last five years, except as otherwise indicated.

        NAME             AGE       POSITION AND OFFICE WITH THE COMPANY       SINCE
        ----             ---       ------------------------------------       -----
F. William Marshall,      54 President & Chief Executive Officer, Director--  1993
 Jr.(1).................     SIS BANCORP, INC. and SIS BANK
J. Gilbert Soucie(2)....  59 Vice Chairman of SIS and President & CEO--       1997
                             GLASTONBURY BANK & TRUST COMPANY
Frank W. Barrett(3).....  58 EVP, Credit & Commercial Lending Group--SIS      1994
John F. Treanor(4)......  50 EVP, Treasurer, COO & CFO--SIS                   1994
Gilbert F. Ehmke(5).....  39 Senior Vice President & Chief Investment         1995
                             Officer--SIS
Henry J. McWhinnie(6)...  54 Senior Vice President/Human Resources Group--SIS 1994
Jeanne Rinaldo..........  48 Senior Vice President/Residential Mortgage       1992
                             Group--SIS
Christopher A.
 Sinton(7)..............  53 Senior Vice President/Retail Banking Group--SIS  1995
Michael E. Tucker(8)....  41 Senior Vice President, General Counsel & Clerk-- 1993
                             SIS
Ting Chang(9)...........  34 Vice President--Investor Relations & Corporate   1995
                             Planning, SIS
Patricia
 Jatkevicius(10)........  38 Vice President--Marketing, SIS                   1997
Laura Sotir Katz........  34 Vice President & Controller, SIS                 1992
Brian Schwartz(11)......  31 Vice President & Director of Auditing, SIS       1995

--------
 (1) Mr. Marshall joined SIS Bank in May, 1993. He formerly served as Chairman and Chief Executive Officer of the Bank of Ireland First Holdings, Inc. and First NH Bank. Mr. Marshall served as a Trustee of SIS Bank from May, 1993 until the conversion of SIS Bank to stock form on February 8, 1995.
 (2) Mr. Soucie became Vice Chairman effective with the acquisition of GBT by SIS on December 17, 1997. He has served as President & CEO of GBT since April, 1994. Prior to that, Mr. Soucie was Senior Vice President and Chief Credit Officer of Mechanics Savings Bank, Hartford, CT.
 (3) Mr. Barrett joined SIS Bank in January, 1994. He formerly served as Senior Vice President of Bank of Ireland First Holdings and First NH Bank.
 (4) Mr. Treanor joined SIS Bank in August, 1994. He formerly served as Executive Vice President, Treasurer and Chief Financial Officer of Sterling Bancshares Corporation.
 (5) Mr. Ehmke joined SIS Bank in February, 1995. He formerly served as Senior Vice President and Treasurer of Northeast Savings, F.A. in Hartford, Connecticut.
 (6) Mr. McWhinnie joined SIS Bank in September, 1994. He formerly served as Senior Vice President Human Resources of Bristol Savings Bank in Bristol, Connecticut and as Executive Vice President of Centerbank, Waterbury, Connecticut.
 (7) Mr. Sinton joined SIS Bank in February, 1995. He formerly was Executive Vice President-Retail Banking Division of United Jersey Bank.
 (8) Mr. Tucker has served as Clerk since 1995 and as Senior Vice President & General Counsel since December, 1993.
 (9) Ms. Chang joined SIS Bank in 1989 and has served as Vice President for Investor Relations & Corporate Planning since 1995.
(10) Ms. Jatkevicius joined SIS Bank in 1994 and has served as Vice President of Marketing since 1996. Prior to 1994, she was head of marketing for Riverside Amusement Park, Agawam, MA.
(11) Mr. Schwartz formerly served as Audit Manager with Shawmut National Corporation.

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the compensation paid by SIS and its subsidiaries for services rendered in all capacities during the fiscal year ended December 31, 1997 to the Chief Executive Officer and each of the four most highly compensated executive officers of SIS (collectively, the "Named Executive Officers").

                          SUMMARY COMPENSATION TABLE

                                     ANNUAL             LONG-TERM
                                  COMPENSATION     COMPENSATION AWARDS
                                ----------------- ---------------------
                                                  RESTRICTED # OPTIONS
                                                    STOCK      /SARS       ALL OTHER
NAME & PRINCIPAL POSITION  YEAR  SALARY  BONUS(1) AWARDS$(2) AWARDED(3) COMPENSATION(4)
-------------------------  ---- -------- -------- ---------- ---------- ---------------
F. William Marshall, Jr..  1997 $355,838 $162,000        0     21,500       $23,486
 President & Chief         1996  352,894  160,000        0     46,800        18,900
 Executive Officer         1995  332,856  100,725  428,750     80,000        24,808
John F. Treanor,
 Executive...............  1997  189,918   64,000        0      9,000        57,442
 VP, Chief Financial       1996  174,327   55,000   62,562     21,500        18,799
 Officer, Chief Operating
 Officer & Treasurer       1995  157,308   40,000  153,125     40,000        13,082
Frank W. Barrett.........  1997  167,223   52,000        0      8,500        23,486
 Executive Vice            1996  166,827   50,000        0     21,000        18,793
 President, Credit and
 Commercial Lending        1995  157,308   35,000  183,750     40,000        21,145
J. Gilbert Soucie........  1997  144,874   36,000        0          0         6,270
 Vice Chairman/SIS;        1996  143,875        0        0          0             0
 President &
 CEO--GBT(5)               1995  131,976    3,000        0          0             0
Gilbert F. Ehmke.........  1997  127,812   30,000   48,000     11,200        22,519
 Senior Vice President &   1996  126,615   30,000   32,750     18,400        17,153
 Chief Investment Officer  1995  103,315   24,500   24,500      6,000           N/A

--------
(1) Amounts shown include cash compensation earned and received by the Named Executive Officers as well as amounts earned but deferred at the election of those officers. Bonuses shown for 1997 were allocated in 1997 and paid in 1998; for 1996 were allocated in 1996 and paid in 1997; for 1995 were allocated in 1995 and paid in 1996.
(2) Dollar amount shown for restricted stock awards in any year equals the number of shares of restricted stock awarded in such year multiplied by the market price for SIS's unrestricted stock on the applicable award date. This valuation does not take into account the diminution of value attributable to the restrictions applicable to the restricted shares. The restricted shares ordinarily vest over a 5 year period at a rate of 20% per year, commencing upon the first anniversary of the grant date;
    provided however that such vesting may be accelerated in the discretion of the Compensation Committee of SIS's Board of Directors if certain performance criteria are met. The ordinary 20% vesting occurred in 1997 with respect to shares awarded on June 1, 1995. The number and dollar value of shares of restricted stock held by Named Executive Officers on December 31, 1997, which would normally vest within 3 years, absent any acceleration of such vesting, based on a closing price for the Common
    Stock on December 31, 1997 of $40.1875 per share, were as follows: (i) Mr. Marshall--14,000 shares ($562,625); (ii) Mr. Barrett--6,000 shares ($241,125); (iii) Mr. Treanor--7,100 shares ($285,331); (iv) Mr. Ehmke--
    4,000 shares ($160,750). Dividends paid by SIS on shares of Common Stock will be paid on all restricted shares at the same rate as paid on unrestricted shares.
(3) The outstanding options become exercisable as follows: (i) options granted under SIS's long term incentive program to purchase shares granted to: Mr. Marshall--22,800; Mr. Barrett--9,000; Mr. Treanor--9,500; and Mr. Ehmke-- 5,200, which will become fully exercisable on the third anniversary date of the grant, if certain performance criteria are satisfied; (ii) options granted on an ad-hoc basis on January 31, 1996, granted to: Mr. Marshall--24,000; Mr. Barrett--12,000; Mr. Treanor--12,000, which will become exercisable, provided certain criteria are met, at a rate of 33 1/3% on the grant date and 33 1/3% on each subsequent anniversary of the grant date, and on May 9, 1996, granted to: Mr. Ehmke--4,000, which will become exercisable, provided the same criteria are met, 50% on January 31,1997 and 50% on January 31, 1998; and (iii) with respect to all other options outstanding, the underlying shares ordinarily become exercisable over a 5 year period at a rate of 20% per year, commencing upon the first anniversary of the date of grant; provided, however, that the ordinary five-year vesting schedule may be accelerated in the discretion of the Compensation Committee of SIS's Board of Directors if certain performance criteria are satisfied. In 1997, the ordinary 20% vesting occurred. Notwithstanding any other terms of the grant of an option under the current SIS Management Stock Option Plan, all options granted thereunder shall become fully exercisable in any case, if not sooner becoming fully exercisable, upon the seventh anniversary of the date of grant.
(4) Amounts included here in 1997 include the following: employer's match to SIS Bank's 401(k) Plan (Mr. Marshall--$2,375, Mr. Treanor--$2,375, Mr. Barrett--$2,375, Mr. Ehmke--$2,052 and Mr. Soucie--$2,900); the value of shares allocated to the account of each Named Executive Officer under SIS's Employee Stock Ownership Plan (Messrs. Marshall, Treanor, and Barrett--$21,111, Mr. Ehmke--$20,468; Mr. Soucie--$0, as he was not eligible for the ESOP in 1997); relocation assistance (Mr. Treanor-- $33,956); and the value of excess group life insurance (Mr. Soucie-- $3,370).
(5) Mr. Soucie joined SIS as Vice Chairman on December 17, 1997 in connection with the acquisition of GBT by SIS on such date. He has been President and CEO of GBT since April, 1994. Amounts shown include compensation paid by GBT prior to its acquisition by SIS.

                   OPTION/STOCK APPRECIATION RIGHTS ("SAR")
                          GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS
                         ------------------------------------------------------------------------------
                                                PERCENT OF TOTAL
                         NUMBER OF SECURITIES OPTIONS/SARS GRANTED EXERCISE OR             GRANT DATE
                          UNDERLYING OPTIONS    TO EMPLOYEES IN    BASE PRICE  EXPIRATION PRESENT VALUE
                           /SARS GRANTED(1)       FISCAL YEAR        ($/SH)       DATE       ($)(3)
          (A)                    (B)                  (C)              (D)        (E)          (F)
          ---            -------------------- -------------------- ----------- ---------- -------------
F. William Marshall,
 Jr.....................        21,500               19.80%           24.00    1/22/2007    $109,200
John F. Treanor.........         9,000                8.29%           24.00    1/22/2007      45,500
Frank W. Barrett........         8,500                7.83%           24.00    1/22/2007      42,900
J. Gilbert Soucie(4)....             0                   0                0            0           0
Gilbert F. Ehmke........         5,200(1)             4.79%           24.00    1/22/2007      26,208
                                 6,000(2)             5.52%           24.00    1/22/2007      30,600

--------
(1) Options granted on 1/22/97 under the SIS Management Stock Option Plan are under SIS's long-term incentive program and will become fully exercisable on the third anniversary date of the grant, if certain performance criteria are satisfied. In any event, all outstanding options must become fully exercisable no later than 7 years after the date of grant.
(2) Additional options granted on 1/22/97 to Mr. Ehmke under the SIS Management Stock Option Plan are under an ad hoc program which will normally become exercisable over a 5 year period at a rate of 20% per year commencing upon the first anniversary of the date of grant. In any event, all outstanding options must become fully exercisable no later than 7 years after the date of grant.
(3) The values assigned to each reported option grant shown on this table are computed using the Black-Scholes option pricing model. The calculated value assumes the following: risk-free rate of return of 6.30%; volatility of 0.23529% calculated based on the 250 trading days prior to December 31, 1997; expected life of option of 3 years; an exercise price of $24.00 per share; and a dividend yield of 0.00%. It is important to note that the values shown are theoretical and the actual value of the option will depend upon the market value of the underlying stock at the time the option is exercised.
(4) Mr. Soucie joined the Company as Vice Chairman on December 17, 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND FY-END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES     VALUE OF
                                                                    UNDERLYING       UNEXERCISED IN-
                                                                   UNEXERCISED          THE-MONEY
                                                                   OPTIONS/SARS      OPTIONS/SARS AT
                                                                  AT FY-END (#)       FY-END ($)(1)
                                                               -------------------- -----------------
                         SHARES ACQUIRED ON                        EXERCISABLE/       EXERCISABLE/
          NAME              EXERCISE (#)    VALUE REALIZED ($)    UNEXERCISABLE       UNEXERCISABLE
          (A)                   (B)                (C)                 (D)                 (E)
          ----           ------------------ ------------------ -------------------- -----------------
F. William Marshall,
 Jr.....................          0                  0            64,000/84,300     $949,999/$963,949
John F. Treanor.........          0                  0            32,000/38,500       474,998/452,248
Frank W. Barrett........          0                  0            32,000/37,500       474,998/444,248
J. Gilbert Soucie.......          0                  0                      0/0                   0/0
Gilbert F. Ehmke........          0                  0             9,200/26,400       125,150/239,973

--------
(1) The value of unexercised, in-the-money options at December 31, 1997 is the difference between the closing price of the Common Stock on December 31, 1997 ($40.1875) and the various per share exercise prices (ranging from $12.25 to $24.00) under such outstanding options, multiplied by the number of shares of the Common Stock subject to such options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee for SIS for fiscal 1997 is comprised of three disinterested non-employee directors, Mr. Thomas O'Brien (chairman), Sr. Mary Caritas (Geary) S.P., and Mr. John M. Naughton, none of whom receive additional remuneration for any other services provided to the Company and its subsidiaries. Mr. Naughton is also the Chairman of the Board of the Directors of SIS. All of the members of SIS's Compensation Committees are also "outside" directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

COMPENSATION COMMITTEE REPORT

  The Compensation Committee has responsibility for reviewing all aspects of the compensation program for executive officers of the Company as well as its subsidiary banks, SIS Bank and GBT. The Compensation Committee's primary objective in the area of executive compensation is to administer a program that will attract and retain executives with the experience and capabilities necessary for SIS to compete in a rapidly changing economic, competitive and regulatory environment. Specific responsibilities of the Compensation Committee are to establish policies and procedures for the compensation of executive officers, including the relationship of performance to executive compensation, to approve the Chief Executive Officer's compensation, and to establish the strategic basis for compensation of other executive positions.

  The executive compensation program is designed to provide competitive compensation opportunities for executive officers as well as to reward for superior performance when SIS's performance so warrants.

  The executive compensation program has three major components--base salary, annual incentive compensation, and long-term incentive compensation. Each of these components has a separate purpose and may have a different relative value depending on the particular executive position.

  Base salary is the fixed component of the package. Base salary is intended to be competitive with the external marketplace and to reflect the internal value of the executive position. The marketplace, as determined by the Compensation Committee, consists of banking and thrift institutions of similar size and complexity which compete for similar executive talent. In order to establish competitive guidelines to assist in managing base salaries, compensation data is compiled from published surveys and other available sources. Companies included in these sources differ from those in the performance graph shown below. The Compensation Committee believes the more comprehensive group of peer companies is appropriate due to size and business similarities between SIS and those companies. The analysis establishes a competitive range within which base compensation is managed.

  In addition to base salary, executive officers receive normal benefits pursuant to the subsidiary banks' pension plans and 401(k) plans as well as the SIS ESOP, which are similar to all other employees.

  Annual incentive compensation is intended to reward executives for achieving critical annual business objectives and/or meritorious performance. If performance meets or exceeds the annual business plan, total cash compensation (base plus annual incentive) may be greater than when the annual performance objectives are not met. By managing base compensation to the market and using annual incentive compensation to reward for performance, SIS should not overpay when performance falls below plan, but will be able to reinforce performance when SIS performs well. The amount of the annual incentive award is funded on the basis of SIS's performance. For fiscal year 1998, award funding will be tied to the level of net income realized. The actual award paid to an executive is dependent on the level of company performance and the assessment of each executive's individual performance. The Compensation Committee reviews and approves SIS's performance plan and measures each year.

  The Compensation Committee believes that long-term compensation is vital in aligning management's and shareholders' interests in the creation of shareholder value, and in attracting and retaining the executive talent necessary for SIS's long-term growth and profitability. The long-term compensation program is composed of stock options and management restricted stock. By directly linking executive compensation to the long-term success of SIS, options and restricted shares are intended to reflect management's key role in expanding the SIS franchise and serve as an incentive to qualified executives to remain with SIS. The Compensation Committee is responsible for overseeing the administration of SIS's stock option and restricted stock plans. The Compensation Committee has, subject to final ratification of the full Board of Directors, the authority to allocate stock options and restricted shares among SIS's and its subsidiary banks' executive officers and employees, and subject to certain conditions, to accelerate the normal vesting schedule of outstanding options and restricted shares. Consistent with its role in overseeing SIS's stock option and restricted stock plans, the Compensation Committee has recommended that the current Management and Director Stock Option Plan be consolidated into a single plan and further updated and amended to stay current with industry practices regarding equity compensation and to maintain SIS's flexibility in the use of stock options as SIS grows. This is discussed in more detail under Proposal Two contained in this Proxy Statement. It is expected that the primary vehicle to reward plan participants for long-term performance in the future will be through stock options.

  The Chief Executive Officer's compensation package includes the elements discussed above. The CEO is eligible to receive a targeted annual incentive award of 35% of base salary (the maximum is 70%) depending on SIS's performance. For the year ending to December 31, 1997, the performance of SIS has been reviewed by the Compensation Committee and Board. The Compensation Committee determined the CEO's performance in managing the acquisition of GBT, exceeding the annual net income performance plan and delivering value to shareholders exceeded expectations. As a result, the CEO's base salary has been increased to $380,000. Also, the CEO earned an incentive award of $162,000.

  The Compensation Committee believes the CEO's compensation is consistent with the overall compensation strategy of SIS and serves to focus attention on creating shareholder value.

  The Compensation Committee is aware that Section 162(m) of the Code prohibits SIS from deducting compensation in excess of $1,000,000 paid in any single year to any of the Named Executive Officers, unless the excess compensation qualifies as "performance based" compensation. The Compensation Committee believes that the deductibility of compensation paid to the Company's executives is an important, but not the most important, factor in setting its executive compensation policy. Therefore, certain awards comprised in the executive compensation package (such as options under the Management Stock Option Plan) are designed with the intention of qualifying as "performance based" compensation which will be deductible by SIS. Where certain components of the compensation package may not qualify as "performance based" and thereby may fail to be deductible (such as awards under the Management Restricted Stock Plan), the Compensation Committee has weighed that factor along with the effectiveness of the incentives provided by that component, and has determined that, taken as a whole, that component is an appropriate and integral part of the executive compensation package.

Respectively submitted,

Thomas O'Brien, Chairman
Sr. Mary Caritas, S.P.
John M. Naughton

COMPARATIVE PERFORMANCE GRAPH:

  The Securities and Exchange Commission requires SIS to present a chart comparing the cumulative total return on the Common Stock with the cumulative total return of (i) a broad based equity market index, and (ii) a published industry index or peer group. The following graph shows the changes over the past two-year period (since the conversion of SIS Bank from a mutual to a stockholder-owned bank on February 7, 1995) in the value of $100 invested in
(a) SIS's Common Stock; (b) an industry peer group; and (C) the Standard and Poor's 500 Index.

                           02/08/95    03/31/95    06/30/95    09/29/95
                           --------    --------    --------    --------
Springfield Inst Savings    $100       $114.94     $135.71     $159.74
S&P 500 Index               $100       $106.96     $117.17     $126.49
New England Banks           $100       $109.17     $128.99     $142.31

                           12/29/95    03/29/96    06/28/96    09/30/96
                           --------    --------    --------    --------
Springfield Inst Savings    $170.13    $177.92     $188.31     $233.77
S&P 500 Index               $134.11    $141.30     $147.65     $152.21
New England Banks           $155.08    $161.57     $168.36     $185.09

                           12/31/96   03/31/97   06/30/97   09/30/97   12/31/97
                           --------   --------   --------   --------   --------
Springfield Inst Savings   $237.66    $250.52    $306.70    $366.05    $425.07
S&P 500 Index              $164.90    $169.32    $198.88    $213.77    $219.91
New England Banks          $216.90    $236.24    $274.37    $315.07    $343.06




EMPLOYMENT AGREEMENTS

  SIS Bank has entered into an amended and restated employment agreement (the "Employment Agreement") with Mr. F. William Marshall, Jr., President and Chief Executive Officer of SIS Bank (the "Executive"). SIS Bank has also entered into employment and severance agreements with the executive vice presidents and senior vice presidents, and GBT has entered into a similar agreement with
J. Gilbert Soucie, its President & CEO (collectively, these employment and severance agreements are referred to as the "Agreements"). The Employment Agreement and the Agreements establish, among other things, the compensation and/or severance compensation of these individuals and are intended to ensure that SIS and its subsidiaries will be able to maintain stable and competent management.

  The Employment Agreement provides for a three year term of employment beginning on June 30, 1997, with an automatic one-year extension at the end of each year unless prior written notice is provided by SIS Bank to the Executive or by the Executive to SIS Bank. Under the Employment Agreement, the Executive receives a base salary of $360,000, which may be increased on an annual basis at the sole discretion of the Board of Directors of SIS Bank. In addition to such base salary, the Employment Agreement provides for, among other things, participation in annual bonus payments, disability pay, and participation in other welfare and employee benefit plans of SIS Bank.

  The Employment Agreement provides for termination by SIS Bank or the Executive with or without cause at any time. In the event SIS Bank chooses to terminate the Executive's employment without cause or if the

Executive resigns from SIS Bank as result of a "change of control" of SIS (as defined below) or "for good reason," (defined to include (i) the failure of the Board of Directors to appoint or reappoint the officer to his or her stated offices, (ii) a material change in such officer's functions, duties or responsibilities causing the officer's position with SIS Bank to become one of lesser responsibility, importance, or scope, (iii) any reduction in base salary or a material reduction in other benefits, or (iv) a material breach of the Employment Agreement by SIS Bank), the Executive will be entitled to a lump sum severance payment equal to approximately three times for a "change in control" and two times, for "good reason" respectively, his highest base salary and bonus payment at any time during the term of employment. SIS Bank will also be required to continue the Executive's insurance and health coverage for up to three years, to reimburse the Executive for any proper job-related expenses incurred by the Executive prior to the date of termination, and to pay certain other compensation or benefits as may be accrued prior to the date of termination (such reimbursement of expenses and payment of accrued compensation and benefits, the "Standard Entitlements"). The Executive is also entitled to certain indemnification rights upon termination without cause. In the event of death, disability or retirement, the Executive (or his beneficiaries) is entitled to receive a specified portion of his base salary and bonus for limited periods of time, and/or the continuation of welfare benefits and the Standard Entitlements. In the event of a termination for cause (as defined in the Employment Agreement), the Executive will only be entitled to the Standard Entitlements and to certain indemnification rights. In the event of a voluntary termination (as defined in the Employment Agreement) by the Executive prior to the end of the employment term, he will only be entitled to such payments or benefits as he would have received if terminated for cause by SIS Bank.

  As an alternative to the termination and Standard Entitlements arrangements specified above, in the event that SIS Bank terminates the Executive's employment by not extending the term of the Employment Agreement in the manner specified therein, the Executive will be entitled to receive a lump sum severance payment equal to the greater of the amount to which he would have been entitled during the balance of his employment under the Employment Agreement, or his base salary and benefits for a period of six months.

  Under the Employment Agreement, SIS Bank has agreed to indemnify the Executive and hold him harmless, to the fullest extent permitted by law, as a consequence of his being involved in a legal action by reason of the fact that he is or was a trustee, Director or officer of SIS Bank. Such indemnification shall continue after the Executive shall cease to be an officer, trustee or Director of SIS Bank. The Employment Agreement also provides that, in the event any payment or benefit received by the Executive in connection with a change of control would constitute an "excess parachute payment" (as defined in Section 280G of the Code), SIS Bank shall pay the Executive an additional sum equal to the Federal excise tax imposed upon the Executive as a result of such excess parachute payment and the Executive's federal, state and local income tax and payroll taxes imposed on such additional sum.

  The Agreements entered into by SIS Bank with all of its executive vice presidents and with all of its senior vice presidents provide for a one-year term with an automatic one year extension unless prior written notice is provided by SIS Bank to such officer or by such officer to SIS Bank. Under the Agreements, if, following a "change of control" of SIS, SIS Bank chooses to terminate the officer's employment other than for cause or if the officer resigns from SIS Bank for "good reason," the officer will be entitled to a lump sum severance payment equal to (a) with respect to the senior vice presidents, such person's then applicable annual salary and (b) with respect to the executive vice presidents, two times such person's then-applicable annual salary. In the event of an involuntary termination of the officer other than for cause prior to the occurrence of a "change of control" of SIS, the officer will be entitled to a lump sum severance payment equal to, with respect to both the senior vice presidents and executive vice presidents, one year's salary at such officer's then-applicable annual salary.

  Under the Agreements, SIS Bank has agreed to indemnify each senior or executive vice president and hold him or her harmless (i) against reasonable costs, including legal fees, incurred by such officer in connection with such officer's consultation with legal counsel or arising out of any legal action in which such officer may be involved as a result of the Agreements and (ii) for all acts or omissions taken or not taken by such officer in good faith while performing services for SIS Bank to the same extent as other similarly-situated officers and Directors of SIS Bank or SIS.

  The Agreement between GBT and Mr. Soucie provides for a two-year employment agreement beginning December 17, 1997. Under the Agreement with Mr. Soucie, if, following a "change of control" of SIS, GBT chooses to terminate Mr. Soucie's employment other than for cause or if Mr. Soucie resigns from GBT for "good reason," he will be entitled to a lump sum severance payment equal to two times his then-applicable annual salary and benefits.

  For purposes of the Employment Agreement and the Agreements, a "change of control" of SIS would include the occurrence of any of the following events:
(i) an event which would be required to be reported under Item 1 of Form 8-K with the Securities and Exchange Commission; (ii) certain events which would constitute a change in control for purposes of certain federal statutes and regulations; (iii) certain events which would have the effect of replacing a majority of the members constituting the Board of Directors; (iv) the approval by SIS's stockholders to become a party to certain mergers, reorganizations or consolidations; (v) the approval by SIS's stockholders of certain liquidation or dissolution proceedings or the sale of all or substantially all of the assets of SIS, or (vi) the solicitation of proxies from SIS's stockholders by someone other than the current management of SIS and without the approval of the Board, which person seeks to acquire SIS.

BENEFITS UNDER PLANS

 . SIS Bank Pension Plan. SIS Bank provides a retirement plan for all eligible employees through the Savings Banks Employees Retirement Association ("SBERA"), an unincorporated association of savings banks operating within Massachusetts and other organizations providing services to or for savings banks. SBERA's sole purpose is to enable the participating employers to provide pensions and other benefits for their employees. Each employee reaching the age of 21 and having completed at least 1,000 hours of service in a relevant twelve-month computation period becomes a participant in the retirement plan. Benefits under the retirement plan are 100% vested after five years of service. SIS Bank's pension plan is subject to the Employee Retirement Income Security Act of 1974, as amended, and is intended to constitute a qualified pension plan under the applicable provisions of the Code, as amended.

   The pension plan is a defined benefit plan under which an employee is not required to make any contributions to become a participant or to earn benefits under the plan. The benefits provided at age 65 to any participant will be based on the average of the participant's highest three consecutive years of cash compensation ("Average Compensation"). Federal law does not permit defined benefit plans to recognize annual compensation in excess of $150,000 (subject to cost of living adjustments) for purposes of calculating such Average Compensation for plan years beginning in 1995 and thereafter. This maximum annual compensation amount was adjusted to $160,000 for plan years beginning in 1997 and thereafter. The benefits provided at age 65 will equal 1.25% of Average Compensation plus 0.6% of Average Compensation in excess of Social Security covered compensation for each year of service with SIS Bank up to a maximum of 25 years. Normal retirement age under the plan is 65; a reduced early retirement benefit is payable from age 50 to age 64 under certain circumstances. At January 1, 1997, the latest date for which information is available, the present value of accrued benefits was fully funded by the market values of related available assets.

  The following table illustrates annual pension benefits at age 65 for various levels of Average Compensation and years of service.

              ANNUAL PENSION BENEFIT BASED ON YEARS OF SERVICE(1)

                  AVERAGE                     10     15     20     25 YEARS
               COMPENSATION                 YEARS  YEARS  YEARS  AND AFTER(2)
               ------------                 ------ ------ ------ ------------
$20,000....................................  2,500  3,750  5,000     6,250
$40,000....................................  5,642  8,463 11,282    14,104
$60,000....................................  9,342 14,013 18,684    23,354
$80,000.................................... 13,042 19,563 26,084    32,604
$100,000................................... 16,742 25,113 33,484    42,854
$120,000................................... 20,442 30,663 40,884    51,104
$125,000................................... 21,367 32,050 42,734    53,417
$140,000................................... 24,142 36,213 48,284    60,354
$150,000................................... 25,992 38,988 51,984    64,979
$160,000................................... 27,842 41,763 55,684    69,604

--------
(1) The annual pension benefit is computed on the basis of a single life annuity.
(2) Maximum number of years of service recognized under the retirement plan is 25.

  The years of credited service for Mr. Marshall, Mr. Barrett, Mr. Treanor and Mr. Ehmke are 4.25 years, 3.50 years, 3.0 years, and 2.5 years, respectively. Mr. Soucie is not a participant in this plan.

 . GBT Pension Plan. GBT also provides a retirement plan for all eligible employees, which is a non-contributory defined benefit pension plan (the "GBT Plan"). All employees of GBT are eligible to participate, subject to certain minimum age and length of service requirements. The formula for determining benefits is a percentage of average pay multiplied by the number of years of credited service prior to retirement. Average pay is calculated using a participant's highest average pay for a five consecutive year period occurring during the participant's last ten years of service prior to the GBT Plan's normal retirement date. The GBT Plan's normal retirement date is the later of attaining age 65 or five years of service. The normal form of retirement income under the GBT Plan is a monthly benefit (in straight life annuity amounts) payable during the lifetime of the participant, although a lump sum cash payment may be elected. Alternative payment options are available that reduce the benefit payable to the participant but include survivor or beneficiary benefits.

                               GBT PENSION TABLE

  The following table illustrates approximate annual pension benefits payable at age 65 under the plan for various levels of compensation and years of service for October 1, 1996--September 30, 1997 Plan Year.

               AVERAGE                   5      10     15     20     25    28+
             COMPENSATION              YEARS  YEARS  YEARS  YEARS  YEARS  YEARS*
             ------------              ------ ------ ------ ------ ------ ------
$50,000...............................  3,673  7,345 11,018 14,961 18,364 20,567
$75,000...............................  5,923 11,845 17,768 23,691 29,614 33,167
$100,000..............................  8,173 16,345 24,518 32,691 40,864 45,767
$125,000.............................. 10,423 20,845 31,268 41,691 52,114 58,367
$150,000.............................. 12,673 25,345 38,018 50,691 63,364 70,967

* After an employee reaches 28 years of service while a GBT Plan participant, no additional years are used in determining pension benefits. As of September 30, 1997, the estimated credited years of service at retirement for Mr. Soucie was 3 years. No other Named Executive Officers participates in the GBT Pension Plan.

 .  Supplemental Executive Retirement Plan. The Supplemental Executive
   Retirement Plan of SIS Bank (the "SERP") provides a select group of executive officers with a level of retirement benefit generally commensurate with that received by executives of similar banking organizations with similar responsibilities, under circumstances where such executive officer's qualified pension benefit is restricted by limitations imposed under the Code, by virtue of such executive officer's transfer to employment with SIS Bank in mid-career or otherwise. The eligible executive officers under the SERP are the Chief Executive Officer of SIS Bank, and such other executive officers as the Compensation Committee of the Board of Directors, upon the recommendation of the Chief Executive Officer, may select from time to time.

   The SERP provides an annual benefit at age 65 equal to 2.5% of the participant's final average earnings (averaged over the five years preceding his or her termination) multiplied by his or her years of service credited under the SERP, reduced by his or her Social Security benefit, his or her benefit under SIS Bank's qualified pension plan, and by benefits under any other plan or arrangement specified by the Compensation Committee (the "Offsetting Benefits"); however, when combined with the Offsetting Benefits and any other benefits specified by the Compensation Committee (such as benefits under a former employer's plans), the maximum benefit under the SERP cannot exceed 60% of the participant's final average earnings. Service is generally credited under the SERP for each year the participant is employed by SIS or its subsidiaries, but the Compensation Committee may credit a participant with additional service (which may be conditional on the occurrence of certain events, such as a change in control), or may limit credit for years of service with SIS Bank prior to participation in the SERP. Messrs. Marshall and Barrett have been credited with five years of additional service under the SERP, at the time the SERP was adopted, to compensate them for the negative impact of a mid-career transfer to employment with SIS on their qualified benefit entitlements. In each case, their SERP benefit is subject to Offsetting Benefits from former employer's plans. Each member of the initial group of SERP participants will be credited with five years of additional service in the event of a change in control. In addition, the SERP provides for the funding of all benefits accrued for each participant through grantor trusts upon a change in control of SIS.

                        ANNUAL BENEFIT PROVIDED BY SERP
                   (LIMITED TO 60% OF AVERAGE COMPENSATION)

            AVERAGE                10      15      20      25      30      35
          COMPENSATION            YEARS   YEARS   YEARS   YEARS   YEARS   YEARS
          ------------           ------- ------- ------- ------- ------- -------
$125,000........................  31,250  46,875  62,500  75,000  75,000  75,000
$150,000........................  37,500  56,250  75,000  90,000  90,000  90,000
$175,000........................  43,750  65,625  87,500 105,000 105,000 105,000
$200,000........................  50,000  75,000 100,000 120,000 120,000 120,000
$250,000........................  62,500  93,750 125,000 150,000 150,000 150,000
$300,000........................  75,000 112,500 150,000 180,000 180,000 180,000
$400,000........................ 100,000 150,000 200,000 240,000 240,000 240,000
$450,000........................ 112,500 168,750 225,000 270,000 270,000 270,000
$500,000........................ 125,000 187,500 250,000 300,000 300,000 300,000

  The average compensation for purposes of this table is based on the highest average of the five consecutive years of service preceding retirement. The estimated credited years of service at retirement for each of the Named Executive Officers are as follows: Mr. Marshall--20 years; Mr. Barrett--16 years, and Mr. Treanor--19 years. Mr. Soucie and Mr. Ehmke are not participants in this SERP.

 .  GBT Supplemental Executive Retirement Plan. The GBT SERP provides Mr.
   Soucie with a level of retirement benefits he would not be able to attain under GBT's qualified retirement plan due to his age and relatively recent arrival at GBT. The plan provides for a level of annual retirement benefit based on the age at which he actually retires or otherwise terminates his employment with GBT; provided that, in the event of a change of control of SIS, full benefits will be payable as if he had actually retired at the normal retirement age. Full annual retirement benefits are $60,000 and the amount of pre-retirement death benefits payable to his beneficiary is $1,500,000. No other named Executive Officer participates in the GBT SERP.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

  SIS's policies do not prohibit loans to executive officers or Directors of SIS or its subsidiaries. Loans by SIS Bank and GBT are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as to those prevailing at the time for comparable transactions to other persons. All loans to executive officers and Directors of SIS or its subsidiaries must be approved by a majority of the whole Board of Directors of SIS Bank (for loans by SIS Bank) or the Board of Directors of GBT (for loans made by GBT).

CERTAIN BUSINESS RELATIONSHIPS:

  SIS and its subsidiaries have from time to time entered into transactions with businesses and other organizations which are affiliated with SIS's Directors. The terms and rates for all such transactions have been negotiated on an arms-length basis and are no less favorable than comparable transactions with other businesses or other organizations.

  During fiscal year 1997, SIS and its subsidiaries retained the law firm of Shatz, Schwartz & Fentin P.C. in which Mr. Shatz is a partner, to perform certain legal work for SIS and its subsidiaries. Fees and expenses paid directly by SIS or its subsidiaries to Shatz, Schwartz & Fentin P.C. during this period totaled approximately $59,902.18. SIS intends to continue to retain Shatz, Schwartz & Fentin P.C. for future legal work. SIS Bank has also engaged in transactions in which the fees and costs were paid by the borrowers of SIS Bank.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information, as of March 2, 1998, with respect to the beneficial ownership of the Common Stock by each person or group of persons, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, known to SIS to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock. The only SIS voting stock outstanding is the Common Stock. The Articles of Organization of SIS prohibited the ownership of more than 4.9% of the outstanding shares of any class of equity securities of SIS for a three-year period following the conversion of SIS Bank from mutual to stock form, which period ended February 7, 1998. Following the expiration of this period, the Articles of Organization of SIS continue to prohibit the ownership of more than 10.0% of the outstanding shares of any class of SIS equity securities.

TITLE OF        NAME AND ADDRESS OF      AMOUNT AND NATURE OF
CLASS             BENEFICIAL OWNER       BENEFICIAL OWNERSHIP   CLASS
--------      ------------------------ ------------------------ -----
Common Stock  State Street Bank &      441,073 held as Trustee   6.5%
               Trust Company, Trustee   of the SIS Bank ESOP
               for the SIS Bank        6,504 held as trustee of
               Employee Stock          other  benefit plans for
               Ownership               other  institutions
                                       Total: 447,577 shares

PROPOSAL TWO--TO APPROVE AND ADOPT THE AMENDED AND RESTATED SIS STOCK OPTION
PLAN

 . Current Director and Management Stock Option Plans: The current Director and Management Stock Option Plans of SIS (together, the "Current Plans") were adopted in 1995 in connection with the conversion of SIS Bank from mutual to stock form. The Management Stock Option Plan was subsequently amended in 1996 to increase the number of shares of Common Stock reserved for issuance thereunder from 445,000 to 695,000. The Current Plans were further amended in 1996 to reflect their having been assumed by SIS in connection with the reorganization of SIS Bank into a holding company structure. The purpose of the Current Plans is to encourage directors, officers and other key employees of SIS and its subsidiaries to continue their association with SIS and its subsidiaries by providing opportunities for them to participate in the ownership of SIS and in its future growth through the granting of options to acquire shares of the

  Common Stock (the "Options"). In accordance with the terms of the Current Plans, the Options that may be granted to eligible persons (as further described below) shall be either Options that are intended by their terms and conditions to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Code or Options that are not intended to qualify as ISOs (such nonqualified stock options being referred to herein as "NSOs").

 . Amended and Restated Stock Option Plan:

  Changes to Current Plans. On February 18, 1998, the Board of Directors approved, subject to stockholder approval, the Amended and Restated Plan for the principal purposes of increasing the number of shares that may be issued pursuant to Options, clarifying that non-employee directors of subsidiaries may be granted Options, incorporating changes to the requirements of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which applies to stock option plans of companies, such as SIS, which have a class of securities registered under the Exchange Act, and otherwise improving plan administration by consolidating the Current Plans into a single plan. Among other changes to the terms of the Current Plans, the Amended and Restated Plan would amend the collective terms of the Current Plans in the material ways summarized below. First, the total number of shares of Common Stock that may be issued by SIS from time to time pursuant to Options granted under the Amended and Restated Plan is increased by 340,000 shares as compared to the total number of shares reserved for issuance under the Current Plans. Under the Current Plan, of the 806,250 shares reserved for issuance pursuant to Options granted thereunder, a maximum of 111,250 shares could be issued pursuant to Options granted to non-employee directors under the Director Stock Option Plan and a maximum of 695,000 could be issued pursuant to Options granted to officers and other key employees under the Management Stock Option Plan. Under the Amended and Restated plan, there would simply be an overall limit of 1,146,250 shares reserved for issuance pursuant to Options granted thereunder. Second, unlike the Current Plans, the Amended and Restated Plan would permit option grants to directors of subsidiaries of SIS who are not otherwise employees of SIS or any subsidiary. The Current Plans provide that Options may be granted to directors of SIS who are not officers or full-time employees of SIS or any subsidiary and to key employees of SIS and its subsidiaries. Third, the provisions relating to the administration of the Amended and Restated Plan incorporate changes reflecting changes to the requirements of Rule 16b-3 of the Exchange Act, which were previously applicable to the administration of the Current Plans. Fourth, whereas the Director Stock Option Plan specifies the terms and conditions that must apply to all Options granted to non-employee directors, including immediate acceleration of vesting for all such Options that may be outstanding on the date of a Change of Control (as such term is defined therein) affecting SIS, the Amended and Restated Plan provides that all Options granted thereunder, including Options granted to non-employee directors, shall be on terms and conditions determined by the Compensation Committee with respect to each such Option (subject to the general requirement that ISOs may be granted only to persons who are employees of SIS or a subsidiary). Fifth, whereas the Current Plans prohibit the assignment or transfer of any Options granted thereunder, except by will or by the laws of descent and distribution, the Amended and Restated Plan authorizes the Compensation Committee to provide in option agreements pertaining to NSOs that the NSOs may be transferred to members of the option holder's immediate family, a trust or trusts for the exclusive benefit of such immediate family members or a partnership in which such immediate family members are the only partners. Sixth, the expiration date of the Amended and Restated Plan is February 29, 2008 as compared to an expiration date of May 31, 2005 for the Current Plans. A copy of the Amended and Restated Plan is included as Exhibit A to this Proxy Statement.

  The following summary of the material features of the Amended and Restated Plan is qualified in its entirety by reference to the copy thereof included as Exhibit A to this Proxy Statement.

  Shares Reserved for the Amended and Restated Plan. The total number of shares of Common Stock which may be issued by SIS pursuant to Options granted under the Amended and Restated Plan shall be increased by 340,000 shares, to raise the overall total to not exceed 1,146,250, subject to adjustments for subdivisions, stock splits, dividends, combinations of shares, recapitalizations, or other changes in the outstanding shares of

Common Stock. Any such adjustment will be made by the Board of Directors. No eligible participant under the Amended and Restated Plan may be granted Options thereunder with respect to more than 600,000 shares of Common Stock. As of December 31, 1997, Options to acquire 701,900 shares of Common Stock had been granted under the Current Plans (representing Options to acquire 95,800 shares granted under the Director Stock Option Plan and Options to acquire 606,100 shares granted under the Management Stock Option Plan). Taking into account such previously granted and currently outstanding Options, Options to acquire up to 444,350 additional shares of Common Stock could be granted under the Amended and Restated Plan.

  Persons Eligible To Receive Options. Directors of SIS and its subsidiaries and key employees of SIS and its subsidiaries are eligible to receive Options under the Amended and Restated Plan. ISOs may be granted only to those eligible persons who are employees of SIS or a subsidiary. As of January 1, 1998, approximately 400 individuals, including 11 executive officers and 21 non-employee directors, would be eligible to receive Options under the Amended and Restated Plan.

  Material Features of the Amended and Restated Plan. Until the Amended and Restated Plan is terminated or the number of shares reserved for Options is exhausted, the Compensation Committee may grant all such Options to those eligible persons ("Optionees") as the Compensation Committee determines appropriate. All Optionees are required to execute an option agreement within ten days of the date on which an Option is granted. The Compensation Committee determines the duration of any Option, subject to certain limitations. Optionees cannot transfer their Options (except by will or under the laws of descent or distribution); provided, however, that the Compensation Committee may, in its discretion, authorize NSOs granted to an Optionee to be on terms which permit transfer by such Optionee to (i) the spouse, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings, and all in-laws of the Optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners. Any such transfer would be intended for estate planning purposes only and it is expected that the applicable option agreement would require that there may be no consideration for any such transfer and that any such transferred NSOs shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, including the termination provisions thereof, as if the Optionee had continued to be the holder thereof.

  The price at which the shares of Common Stock subject to an Option may be purchased shall be determined by the Compensation Committee, but this price with respect to an ISO can never be less than 100% (or 110% if the Optionee owns (or is considered under Section 424(d) of the Code as owning) stock possessing more than 10% of the total combined voting power of all classes of stock of SIS or any subsidiary (a "10% Owner")) of the fair market value of the Common Stock on the date of grant. Under the Amended and Restated Plan, unless otherwise explicitly provided in an individual option agreement the "fair market value" of the Common Stock as of a specified date, assuming that the Common Stock continues to be traded on the Nasdaq Stock Market or any stock exchange, is defined as the reported closing price on such day on the Nasdaq Stock Market or such principal exchange as the case may be. The reported closing price of a share of the Common Stock on the Nasdaq National Market on March 5, 1998 was $37.50.

  The duration of any Option shall be specified by the Compensation Committee in the option agreement, but no ISO may be exercisable after the expiration of ten (10) years. In the case of any employee who is a 10% Owner, no ISO may be exercisable after the expiration of five (5) years from the date such Option is granted. The aggregate fair market value (determined as of the date on which the Option is granted) of the Common Stock with respect to which ISOs may be exercisable for the first time by an Optionee during any calendar year (whether granted under the Amended and Restated Plan or any other incentive stock option plan(s) of SIS or any subsidiary) may not exceed $100,000.

  Options shall be exercised by notifying SIS of the number of shares of Common Stock under the Option to be exercised, together with the payment of the purchase price thereof. Payment may be made in cash, cash equivalents, or, in certain circumstances, through a "cashless exercise" procedure through which a broker retained by the Optionee transmits the entire purchase price to SIS, and such broker retains that number of shares of Common Stock which would have been issued to the Optionee with a fair market value equal to the purchase price. The broker then shall deliver the remainder of the shares to the Optionee.

  The Compensation Committee may determine in its discretion and specify in each individual option agreement the effect, if any, of the termination of the Optionee's employment by or involvement with SIS upon the exercisability of the Option.

  Administration. The Compensation Committee has full power to administer the Amended and Restated Plan. The Compensation Committee's interpretation and construction of the Amended and Restated Plan is final and conclusive. For so long as Section 16 of the Exchange Act is applicable to SIS, each member of the Compensation Committee shall be a "non-employee director" or the equivalent within the meaning of Rule 16b-3 under the Exchange Act, and, for so long as Section 162(m) of the Code is applicable to SIS, each member of the Compensation Committee also shall be an "outside director" within the meaning of Section 162 of the Code and the regulations thereunder. The Amended and Restated Plan shall be administered in such a manner as to permit those Options granted thereunder and specifically designated as such to qualify as "incentive stock options" as described in Section 422 of the Code.

  The Board of Directors may at any time and from time to time modify, revise or terminate the Amended and Restated Plan, except that, without the further approval of the shareholders of SIS, no modification or revision may (a) materially increase the benefits granted to the Optionees or make any "modifications" as that term is defined under Section 424(b)(3) of the Code if such increase in benefits or modification would adversely affect (i) the availability to the Amended and Restated Plan of the protections of Section 16(b) of the Exchange Act, if applicable to SIS, or (ii) the qualification of the Amended and Restated Plan or any Options granted thereunder for "incentive stock option" treatment under Section 422 of the Code, (b) change the aggregate number of shares reserved for issuance under Options granted under the Amended and Restated Plan either to any one employee or in the aggregate,
(c) change the class of persons eligible to receive ISOs, or (d) effect any other change that requires stockholder approval under applicable law. The Board of Directors shall have the right to terminate the Amended and Restated Plan at any time. Unless terminated earlier, and subject to stockholder approval of this proposal, the Amended and Restated Plan shall continue in effect through February 29, 2008.

  Effect of Certain Corporate Transactions. If while unexercised Options remain outstanding under the Amended and Restated Plan, SIS merges or consolidates with one or more corporations (whether or not SIS is the surviving corporation), or is liquidated or sells or otherwise disposes of substantially all of its assets to another entity, then except as otherwise specifically provided to the contrary in an Optionee's option agreement, the Compensation Committee, in its discretion, shall amend the terms of all outstanding Options so that:(i) after the effective date of such merger, consolidation or sale, as the case may be (each such event, a "Reorganization Transaction"), each Optionee shall be entitled, upon exercise of an Option, to receive in lieu of shares of Common Stock the number and class of shares of such stock or other securities to which he or she would have been entitled pursuant to the terms of the Reorganization Transaction if he or she had been the holder of record of the number of shares of Common Stock as to which the Option is being exercised, or shall be entitled to receive from the successor entity a new stock option of comparable value; or (ii) all outstanding Options shall be canceled as of the effective date of any such liquidation or Reorganization Transaction provided that each Optionee shall have the right to exercise his or her Option according to its terms during the period of twenty
(20) days ending on the day preceding the effective date of such liquidation or Reorganization Transaction, and in addition to the foregoing, the Compensation Committee may in its discretion, amend the terms of an Option by canceling some or all of the restrictions on its exercise, to permit its exercise pursuant to such provision to a greater extent than that permitted on its existing terms; or (iii) all outstanding Options shall be canceled as of the effective date of any such liquidation or Reorganization Transaction in exchange for consideration in cash or in kind, which consideration in both cases shall be equal in value to the value of those shares of Common Stock or other securities the Optionee would have received had the Option been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise had been made prior to such liquidation or Reorganization Transaction, less the option price therefor, and upon receipt of such consideration by the Optionee, his or her Option shall immediately terminate and be of no further force or effect. Under the circumstances described in the preceding clause (iii), the value of the stock or other securities the Optionee would have received if the Option had been exercised shall be determined in good faith by the Compensation Committee, and in the case of shares of the Common Stock of SIS, in accordance with the applicable provisions of the Amended and Restated Plan.

  The following description of the federal income tax consequences of Options is general and does not purport to be complete.

 . Tax Treatment of Options:

  Treatment of NSOs. An Optionee realizes no taxable income when an NSO is granted. Instead, the difference between the fair market value of the Common Stock subject to the NSO and the exercise price paid is taxed as ordinary compensation income when the NSO is exercised. The difference is measured and taxed as of the date of exercise, if the stock is not subject to a "substantial risk of forfeiture," or as of the date or dates on which the risk terminates in other cases. Gain on the subsequent sale of the Common Stock is taxed as capital gain. SIS receives no tax deduction on the grant of a NSO, but is entitled to a tax deduction when the Optionee recognizes taxable income on or after exercise of the NSO, in the same amount as the income recognized by the Optionee.

  Treatment of ISOs. Generally, an Optionee incurs no federal income tax liability on either the grant or the exercise of an ISO, although an Optionee will generally have income for alternative minimum tax purposes at the time of exercise equal to the excess of the fair market value of the stock subject to an ISO over the exercise price. Provided that the shares of Common Stock are held for at least one year after the date of exercise of the related ISO and at least two years after its date of grant, any gain realized on subsequent sale of the stock will be taxed as either mid-term or long-term capital gain. If the stock is disposed of within a shorter period of time, the Optionee will be taxed as if the Optionee had then received ordinary compensation income in an amount equal to the difference between the fair market value of the stock on the date of exercise of the ISO and its fair market value on its date of grant, unless the amount realized is less than the fair market value on the date of exercise. SIS receives no tax deduction on the grant or exercise of an ISO, but is entitled to a tax deduction if the Optionee recognizes taxable income on account of a premature disposition of ISO stock, in the same amount and at the same time as the Optionee's recognition of income.

  Parachute Payments. Under certain circumstances, an accelerated vesting or granting of Options in connection with a Reorganization Transaction (as defined above) affecting SIS may give rise to an "excess parachute payment" for purposes of the golden parachute tax provisions of Section 280G of the Code. Under such circumstances, an Optionee may be subject to a 20% nondeductible federal excise tax and SIS may be denied an income tax deduction.

 . Required Vote: The affirmative vote of the holders of a majority of the shares of the Common Stock voted at the Annual Meeting is required to approve and adopt the Amended and Restated Plan. If this proposal is not approved at the Annual Meeting, the Current Plans as previously adopted by the Board of Directors and approved by stockholders will continue to remain in full force and effect, including having an expiration date of May 31, 2005.

 .  OUR RECOMMENDATIONS TO SHAREHOLDERS: THE BOARD OF DIRECTORS UNANIMOUSLY
   RECOMMENDS THAT YOU VOTE FOR PROPOSAL TWO TO APPROVE AND ADOPT THE AMENDED AND RESTATED PLAN.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders of SIS intended to be presented at the 1999 annual meeting of SIS stockholders must be received by SIS no later than November 19, 1998 to be included in SIS's proxy statement and form of proxy relating to that meeting. In addition, SIS's By-Laws provide that any stockholder wishing to have any director nominations or a stockholder proposal considered at an annual meeting must provide written notice of said nomination or stockholder proposal to the Clerk of SIS as set forth in the By-Laws of SIS at its principal executive offices not less than 60 days nor more than 50 days prior to the date of the scheduled annual meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the scheduled date of the meeting is given or made to stockholders, notice by the stockholder must be received not later than the close of business on the 10th day following the day on which such notice of the scheduled date of the meeting was mailed or such disclosure was made, whichever first occurs. Any stockholder desiring to submit a nomination or proposal must comply with the By-Laws of SIS.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Representatives of Price-Waterhouse LLP, SIS's independent Certified Public Accountants, are expected to be present at the Annual Meeting. They will be accorded the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                    STOCKHOLDERS' ANNUAL REPORT; FORM 10-K

  SIS's Annual Report to shareholders, together with its annual report on Form 10-K as filed with the SEC (without exhibits), for the year ended December 31, 1997 accompanies this Proxy Statement.

                                 OTHER MATTERS

  Shares represented by proxies in the enclosed form will be voted as stockholders direct. Properly executed proxies that contain no directions to the contrary will be voted in favor of (i) the election of the two nominees to serve as Directors of SIS and (ii) the approval and adoption of the Amended and Restated Plan. At the time of preparation of this Proxy Statement, the Board of Directors of SIS knows of no other matters to be presented for action at the Annual Meeting. As stated in the accompanying proxy card, if any other business should properly come before the Annual Meeting, the proxies named therein have discretionary authority to vote the shares subject to such proxies according to their best judgment.

                           SECTION 16(A) COMPLIANCE

  Section 16(a) of the Exchange Act requires SIS's executive officers and directors, and persons who own more than ten percent of a registered class of SIS's equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish SIS with copies of all Section 16(a) forms they file. Based solely upon written representations of its directors and executive officers and copies of the reports that they have been required to file with the SEC, SIS believes that during the year ended December 31, 1997, all filing requirements applicable to its executive officers, directors and greater than ten percent owners were complied with.

  WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW ANY PROXY GIVEN BY YOU AND VOTE YOUR SHARES IN PERSON.

                                 EXHIBIT A TO
                                PROXY STATEMENT

                               SIS BANCORP, INC.

                               STOCK OPTION PLAN
                  (Amended and restated as of March 1, 1998)

1. PURPOSE

  The purpose of the SIS Bancorp, Inc. Stock Option Plan (the "Plan") is to attract directors and key employees of SIS Bancorp, Inc. (the "Company") and its Subsidiaries (as hereinafter defined) and to encourage them to continue their association with the Company, by providing favorable opportunities for them to participate in the ownership of the Company and in its future growth through the granting of stock options with respect to the Company's stock. The term "Subsidiary" as used in the Plan means a corporation, including, without limitation, any banking or thrift institution, of which the Company owns, directly or indirectly through an unbroken chain of ownership, fifty percent (50%) or more of the total combined voting power of all classes of stock. The term "Optionee," as used in the Plan, refers to any individual to whom an Option has been granted.

2. ADMINISTRATION OF THE PLAN

  The Plan shall be administered by a Committee (the "Committee") composed of two or more members of the Board of Directors of the Company (the "Board"), and may include those members serving at any time and from time to time as the Compensation Committee of the Board. For so long as Section 16 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"), is applicable to the Company, each member of the Committee shall be a "non-employee director" or the equivalent within the meaning of Rule 16b-3 under the Exchange Act, and, for so long as Section 162(m) of the Code is applicable to the Company, an "outside director" within the meaning of Section 162 of the Code and the regulations thereunder. With respect to persons subject to Section 16 of the Exchange Act ("Insiders"), transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. In the event that a vacancy occurs on account of the resignation of a member or the removal of a member by vote of the Board, a successor member shall be appointed by vote of the Board.

  The Committee shall from time to time determine to whom options shall be granted under the Plan, whether options granted shall be incentive stock option ("ISOs") or non-qualified stock options ("NSOs"), the terms of the options and the number of shares which may be granted under options. The Committee shall report to the Board the names of individuals to whom such options are to be granted, the number of shares covered and the terms and conditions of each grant.

  The Committee shall select one of its members as Chairman and shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and acts of the Committee at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee, shall be the valid acts of the Committee. The Committee shall have the authority to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan. All questions of interpretation and application of such rules and regulations, of the Plan and of options granted thereunder (the "Options"), shall be subject to the determination of the Committee, which shall be final and binding.

  The Plan shall be administered in such a manner as to permit those Options granted thereunder and specially designated under Section 5 to qualify as incentive stock options as described in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

3. STOCK SUBJECT TO THE PLAN

  The total number of shares of stock which may be subject to Options under the Plan shall be 1,146,250 shares of the Company's Common Stock, provided that the number of shares stated in this sentence shall be subject to adjustment in accordance with the provisions of Section 9. Shares of Common Stock subject to an Option under the Plan that is not fully exercised shall again become available for grant under the terms of the Plan. The shares of Common Stock which may be subject to Options granted under the Plan may be authorized but unissued shares or treasury shares. The maximum number of shares of Stock subject to Options that may be granted to any Optionee in the aggregate in any calendar year shall not exceed 600,000 shares.

4. ELIGIBILITY FOR AWARDS; TERMS AND CONDITIONS OF OPTIONS

  The individuals who shall be eligible for discretionary grants of Options under the Plan shall be key employees of the Company or a Subsidiary and members of the Board of Directors of the Company or a Subsidiary. Incentive Stock Options ("ISO") shall not be granted to any individual who is not an employee of the Company or a Subsidiary.

  Every Option under the Plan shall be evidenced by a written Stock Option Agreement in such form as the Committee shall approve from time to time, specifying the number of shares of Common Stock that may be purchased pursuant to the Option, the time or times at which the Option shall become exercisable in whole or in part, whether the option is intended to be an ISO or a NSO, and such other terms and conditions as the Committee shall approve, and containing or incorporating by reference the following terms and conditions:

    a) Duration. The duration of each Option shall be as specified by the Committee in its discretion; provided, however, that no ISO shall expire later than ten (10) years from its date of grant, and no ISO granted to an employee who owns (directly or under the attribution rules of Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary shall expire later than five (5) years from its date of grant.

    b) Exercise Price. The exercise price of each Option shall be any lawful consideration, as specified by the Committee in its discretion; provided, however, that the price with respect to an ISO shall be at least one hundred percent (100%) of the fair market value of the shares on the date on which the Committee awards the Option, which shall be considered the date of grant of the Option for purposes of fixing the price; and provided further that the price with respect to an ISO granted to an employee who at the time of grant owns (directly or under the attribution rules of Section 424(d) of the Code) stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or of any Subsidiary shall be at least one hundred ten percent (110%) of the fair market value of the shares on the date of grant of the ISO. Except as may be otherwise explicitly provided in the Plan or in any Stock Option Agreement or similar document, the "fair market value" of a share of Common Stock at any particular date shall be determined according to the following rules: (i) if the Common Stock is at the time listed or admitted to trading on any stock exchange or NASDAQ, then the fair market value shall be the reported closing price of the Common Stock on such date on the principal exchange or NASDAQ, as the case may be; or (ii) if the Common Stock is not at the time listed or admitted to trading on a stock exchange of NASDAQ, the fair market value shall be the closing price of the Common Stock on the date in question in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Board and regularly reporting the price of the Common Stock in such market; provided, however, that if the price of the Common Stock is not so reported, that fair market value shall be determined in good faith by the Board, which may take into consideration (1) the price paid for the Common Stock in the most recent trade of a substantial number of shares known to the Board to have occurred at arm's length between willing and knowledgeable investors, or (2) an appraisal by an independent party, or (3) any other method of valuation undertaken in good faith by the Board, or some or all of the above as the Board shall in its discretion elect.

    c) Notice of ISO Stock Disposition. The Optionee must notify the Company promptly in the event that he or she sells, transfers, exchanges or otherwise disposes of any shares of Common Stock issued upon exercise of an ISO, before the later of (i) the second anniversary of the date of grant of the ISO and (ii) the first anniversary of the date the shares were issued upon his or her exercise of the ISO.

    d) Effect of Cessation of Employment. Subject to the provisions of
  Section 9(d) hereof, the Committee shall determine in its discretion and specify in each Stock Option Agreement the effect, if any, of the termination of the Optionee's employment upon the exercisability of the Option.

    e) Substituted Option. With the consent of the Optionee, the Committee shall have the authority at any time and from time to time to terminate any outstanding Option and grant in substitution for it a new Option covering the same number or a different number of shares, provided that the option price under the new Option shall be no less than the fair market value of the Common Stock on the date of grant of the new Option.

5. METHOD OF GRANTING OPTIONS

  The grant of Options shall be made by action of the Board at a meeting at which a quorum of its members is present, or by unanimous written consent of all its members; provided, however, that if an individual to whom a grant has been made fails to execute and deliver to the Committee a Stock Option Agreement within ten (10 ) days after it is submitted to him, the Option granted under the agreement shall be voidable by the Company at its election, without further notice to the Optionee.

6. METHOD OF EXERCISING OPTIONS

  To the extent that it has become exercisable under the terms of the Stock Option Agreement, an Option may be exercised from time to time by written notice to the Secretary, or Assistant Secretary or Chief Financial Officer of the Company stating the number of shares with respect to which the Option is being exercised and accompanied by payment of the exercise price in cash or check payable to the Company.

  Alternatively, payment of the exercise price may be made, in whole or in part, in shares of Common Stock owned by the Optionee; provided, however, that the Optionee may not make payment in shares of Common Stock that he or she acquired upon the earlier exercise of any ISO, unless he has held the shares until at least two (2) years after the date the ISO was granted and at least one (1) year after the date the ISO was exercised. If payment is made in whole or in part in shares of Common Stock, then the Optionee shall deliver to the Company certificates registered in his name representing a number of shares of Common Stock legally and beneficially owned by him, fully vested and free of all liens, claims and encumbrances of every kind and having a fair market value on the date of delivery that is not greater than the exercise price, such certificates to be duly endorsed, or accompanied by stock powers duly endorsed, by the record holder of the shares presented by such certificates. If the exercise price exceeds the fair market value of the shares for which certificates are delivered, the Optionee shall also deliver cash or a check payable to the order of the Company in an amount equal to the amount of that excess.

  Options may be exercised by means of a "cashless exercise" procedure in which a broker (i) transmits the option price to the Company in cash or acceptable cash equivalents, either (1) against the Optionee's notice of exercise and the Company's confirmation that it will deliver to the broker stock certificates issued in the name of the broker for at least that number of shares having fair market value equal to the option price, or (2) as the proceeds of a margin loan to the Optionee; or (ii) agrees to pay the option price to the Company in cash or acceptable cash equivalents upon the broker's receipt from the Company of stock certificates issued in the name of the broker for at least that number of shares having fair market value equal to the Option price. The Optionee's written notice of exercise of an Option pursuant to a "cashless exercise" procedure must include the name and address of the broker involved, a clear description of the procedure, and such other information or undertaking by the broker as the Committee shall reasonably require.

  At the time specified in a Optionee's notice of exercise, which shall not be earlier than the fifteenth (15th) day after the date of the notice except as may be mutually agreed, the Company shall, without issue or transfer tax to the Optionee, deliver to him at the Main Office of the Company, or such other place as shall be mutually acceptable, a certificate for the shares as to which his or her Option is exercised. If the Optionee fails to pay for or to accept delivery of all or any part of the number of shares specified in his or her notice upon tender of delivery thereof, his or her right to exercise the Option with respect to those shares shall be terminated, unless the Company otherwise agrees.

7. REQUIREMENTS OF LAW AND REGULATIONS; GOVERNING LAW

  a). The Company shall not be required to sell or issue any shares upon the exercise of any Option if the issuance of such shares will result in a violation by the Optionee or the Company of any provisions of any law, statute or regulation of any governmental authority, and the grant of Options hereunder or the obligation of the Company to issue shares upon the exercise of Options hereunder shall be subject to the obtaining of all approvals by governmental agencies as may be deemed necessary or appropriate by the Committee. Specifically, in connection with the Securities Act of 1933, as amended (the "Securities Act"), the Company shall not be required to issue shares upon the exercise of any Option unless the Board has received evidence satisfactory of it to the effect that the Optionee will not transfer such shares except pursuant to a registration statement in effect under the Securities Act or unless an opinion of counsel satisfactory to the Company has been received by the Company to the effect that such registration is not required. Any determination in this connection by the Board shall be conclusive. The Company shall not be obligated to take any other affirmative action in order to cause the exercise of an Option to comply with any law or regulations of any governmental authority, including, without limitation, the Securities Act or applicable state securities laws.

  b). The Plan shall be governed by Massachusetts law, except to the extent that such law is preempted by federal law.

8. CHANGES IN CAPITAL STRUCTURE

  a). In the event that the outstanding shares of Common Stock are hereafter changed into or exchanged for a different number or kind of shares or other securities of the Company, by reason of a reorganization, recapitalization, exchange of shares, stock split, combination of shares or dividend payable in shares or other securities, a corresponding adjustment shall be made by the Committee in the number and kind of shares or other securities covered by outstanding Options, and for which Options may be granted under the Plan. Any such adjustment in outstanding Options shall be made without change in the total price applicable to the unexercised portion of the Option, but the price per share specified in each Stock Option Agreement shall be correspondingly adjusted; provided, however, that no adjustment shall be made with respect to an ISO that would constitute a modification as defined in Section 424 of the Code. Any such adjustment made by the Committee shall be conclusive and binding upon all affected persons, including the Company and all Optionees.

  If while unexercised Options remain outstanding under the Plan the Company merges or consolidates with one or more corporations (whether or not the Company is the surviving corporation), or if the Company is liquidated or sells or otherwise disposes of substantially all of its assets to another entity, then, except as otherwise specifically provided to the contrary in an Optionee's Stock Option Agreement, the Committee, in its discretion, shall amend the terms of all outstanding Options so that either:

    (i) after the effective date of such merger, consolidation or sale, as the case may be, each Optionee shall be entitled, upon exercise of an Option, to receive in lieu of shares of Common Stock the number and class of shares of such stock or other securities to which he or she would have been entitled pursuant to the terms of the merger, consolidation or sale if he had been the holder of record of the number of shares of Common Stock as to which the Option is being exercised, or shall be entitled to receive from the successor entity a new stock option of comparable value, or

    (ii) all outstanding Options shall be canceled as of the effective date of any such merger, consolidation, liquidation or sale, provided that each Optionee shall have the right to exercise his or her Option according to its terms during the period of twenty (20) days ending on the day preceding the effective date of such merger, consolidation, liquidation or sale; and in addition to the foregoing, the Committee may in its discretion amend the terms of an Option by canceling some or all of the restrictions on its exercise, to permit its exercise pursuant to this paragraph (ii) to a greater extent than that permitted on its existing terms, or

    (iii) all outstanding Options shall be cancelled as of the effective date of any such merger, consolidation liquidation or sale, in exchange for consideration in cash or in kind, which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the Optionee would have received had the Option been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise had been made prior to such merger, consolidation liquidation or sale, less the option price therefor. Upon receipt of such consideration by the Optionee, his or her Option shall immediately terminate and be of no further force and effect. The value of the stock or other securities the Optionee would have received if the Option had been exercised shall be determined in good faith by the Committee.

    All adjustments to ISOs or assumptions of ISOs by any successor corporation shall preserve their status as ISOs.

  b). Except as expressly provided to the contrary in this Section 8, the issuance by the Company of shares of stock of any class for cash or property or for services, either upon direct sale or upon the exercise of rights or warrants, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect the number, class or price of shares of Common Stock then subject to outstanding Options.

9. MISCELLANEOUS

  a). Transferability of Options. Options shall not be transferable by the Optionee otherwise than by will or under the laws of descent and distribution, and shall be exercisable during his or her lifetime only by the Optionee, except that the Committee may specify in an Option Agreement that pertains to an NSO that the Optionee may transfer such NSO to a member of the Immediate Family of the Optionee, to a trust solely for the benefit of the Optionee and the Optionee's Immediate Family, or to a partnership or limited liability company whose only partners or members are the Optionee and members of the Optionee's Immediate Family. "Immediate Family" shall mean, with respect to any Optionee, such Optionee's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

  b). No Rights as Stockholder. An Optionee shall have no rights as a stockholder with respect to any shares covered by an Option until the date of issuance of a certificate to him for the shares. No adjustment shall be made for dividends or other rights for which the record date is earlier than the date the certificate is issued, other than as required or permitted pursuant to Section 9.

  c). No Guarantee of Employment or Continuation in Office. This Plan shall not give any Director the right to continue in office as a director or to be nominated for reelection to office as a director, or give the Company or a Subsidiary the right to require any Director to continue in office. Neither the Plan nor any Stock Option Agreement shall give an employee the right to continue in the employment of the Company or its Subsidiary, or give the Company or its Subsidiary the right to require an employee to continue in employment.

  d). Tax Withholding. To the extent required by law, the Company or its Subsidiary shall withhold or cause to be withheld income and other taxes with respect to any income recognized by an Optionee by reason of the exercise of an Option (or the disqualifying disposition of shares acquired by exercise of an ISO), and as a condition to the receipt of any Option the Optionee shall agree that if the amount payable to him by the Company and any Subsidiary in the ordinary course is insufficient to pay such taxes, then he shall upon the request of the Company pay to the Company or its Subsidiary an amount sufficient to satisfy its tax withholding obligations.

  Without limiting the foregoing, the Committee may in its discretion permit any Optionee's withholding obligation to be paid in whole or in part in the form of shares of Common Stock, by withholding from the shares to be issued or by accepting delivery from the Optionee of shares already owned by him or her. The fair market value of the shares for such purposes shall be determined as set forth in Section 5(b). An Optionee may not make any such payment in the form of shares of Common Stock acquired upon the exercise of an ISO until the shares have been held by him or her for at least two (2) years after the date the ISO was granted and at least one

(1) year after the date the ISO was exercised. If payment of withholding taxes is made in whole or in part in shares of Common Stock, the Optionee shall deliver to the Company certificates registered in his name representing shares of Common Stock legally and beneficially owned by him, fully vested and free of all liens, claims and encumbrances of every kind, duly endorsed or accompanied by stock powers duly endorsed by the record holder of the shares represented by such certificates.

  e). Use of Proceeds. The proceeds from the sale of shares pursuant to Options shall constitute general funds of the Company.

10. DURATION, AMENDMENT AND TERMINATION OF THE PLAN

  The Committee may grant Options under the Plan from time to time until the close of business on the day prior to March 1, 2008. Unless earlier terminated by action of the Board of Directors, the Plan shall expire on the day prior to March 1, 2008.

  The Board may, in its sole and absolute discretion, modify, revise or terminate the Plan at any time and from time to time; provided, however, that without the further approval of the holders of at least a majority of the outstanding shares of Common Stock, the Board may not (a) materially increase the benefits accruing to Optionees under the Plan or make any "modifications" as that term is defined under Section 424(h)(3) (or its successor) of the Code if such increase in benefits or modifications would adversely affect (i) the availability to the Plan of the protections of Section 16(b) of the Exchange Act, if applicable to the Company, or (ii) the qualification of the Plan or any Options for "incentive stock option" treatment under Section 422 of the Code; (b) change the aggregate number of shares of Common Stock which may be issued under Options pursuant to the provisions of the Plan either to any one employee or in the aggregate; (c) change the class of persons eligible to receive ISOs; or (d) change the Plan in any other respect that may require the approval of the Company's shareholders under applicable law. Notwithstanding the preceding sentence, the Board shall in all events have the power and authority to make such changes in the Plan and in the regulations and administrative provisions hereunder or in any outstanding Option as, in the opinion of counsel for the Company, may be necessary or appropriate from time to time to enable any Option granted pursuant to the Plan to qualify as an incentive stock option or such other stock option as may be defined under the Code, as amended from time to time, so as to receive preferential federal income tax treatment.

  Except as provided in Section 9 hereof, rights and obligations under any Option granted before any amendment of the Plan (including this March 1, 1998 restatement and amendment) shall not be adversely affected by such amendment, except with the consent of the Optionee.

  The Plan may be terminated at any time by action of the Board, but any such termination will not terminate Options then outstanding, without the consent of the Optionee.

11. EFFECTIVE DATE OF THE PLAN; STOCKHOLDER APPROVAL

  The Plan, formerly known as the SIS Bancorp, Inc. Director Stock Option Plan and Management Stock Option Plan, became effective on June 1, 1995 and was approved by the Bank's stockholders on May 31, 1995. The Plan was assumed by the Company upon consummation of the reorganization contemplated by an Agreement and Plan of Reorganization between the Company and the Bank on June 21, 1996. This amendment and restatement of the Plan is effective as of March 1, 1998, subject to the approval of the Company's shareholders. No option may be granted under the Plan on or after March 1, 2008.